Exhibit 1

NEWS RELEASE

North American Palladium Provides Update on LDI Operations

Toronto, Ontario, June 3, 2015 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC MKT: PALDF) announced that, due to persistent high water levels in containment ponds, milling operations at its Lac des Iles (“LDI”) mine remain suspended and, after consultation with the relevant government ministries, LDI has commenced a controlled release of water into the environment in order to restore the water balance.

A portion of the water being discharged is being processed through the on-site water clarification plant and two additional water treatment plants which have been set up and are operational. Monitoring stations have been set up downstream from the water release point to measure water quality. The released water contains higher than permitted levels of suspended solids, and aluminum and iron.

“Our top priorities are to lower water levels in the containment ponds to ensure there is no risk to the integrity of the structures, mitigate the potential environmental impacts, return to normal water levels and permitted discharge levels from the ponds, and restart the LDI processing facility,” said Phil du Toit, President and CEO.

“We are taking significant steps and precautions to ensure that we mitigate any potential environmental impact from the controlled release,” added Mr. du Toit. “Throughout this entire process we have kept relevant government ministries, First Nations groups and other stakeholders informed of our mitigation plans. We appreciate their input and ongoing support.”

The Company’s action plan to reduce and mitigate potential downstream impact of the release includes the following:

•	Extensive monitoring and sampling of the receiving watershed;

•	Experts have been engaged to monitor the receiving water bodies and to advise on dam integrity and overall mitigation plans;

•	“Check dams” to slow the flow of water; and

•	Silt fencing in place on the in and out flows of each receiving body of water.

LDI expects to resume milling operations once the water balance is stabilized and restored to normal operating levels. As previously reported, underground operations have not been affected by the temporary suspension of milling operations. In May, underground production averaged more than 5,000 tonnes per day, an LDI record, and there is currently a stockpile of approximately 110,000 tonnes of high grade crushed ore ready for processing.

The suspension of milling operations and controlled release of water has had no impact on employment levels at LDI and no layoffs are currently being considered.

The temporary shut-down of milling operations has had an adverse impact on the Company’s short-term liquidity and the Company is in discussions with its lenders regarding securing additional liquidity.

www.nap.com

Technical Information and Qualified Persons

Mr. James Gallagher, the Company’s Chief Operating Officer and a Qualified Person under National Instrument 43-101, has reviewed and approved all technical items disclosed in this news release.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘expect’, ‘target’, ‘plan’, ‘should’, ‘could’, ‘estimate’, and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect to the ability to resume milling operations at the Lac des Iles mine, potential impacts of the release of water and the ability to mitigate potential impacts, operating performance expectations, timelines, forecasts, expected mining and milling rates, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: environmental risks and risks to the integrity of containment structures, regulatory and government decisions, availability and cost of liquidity, the possibility that metal prices and foreign exchange rates may fluctuate, the risk that the LDI mine may not perform as planned, that the Company may not be able to meet production forecasts, the possibility that the Company may not be able to generate sufficient cash to service its indebtedness and may be forced to take other actions, employment disruptions, including in connection with collective agreements between the Company and unions, and the risks associated with obtaining necessary licenses and permits. For more details on these and other risk factors see the Company’s most recent Annual Information Form / Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will be able to resume normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations and that the Company will obtain additional liquidity. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

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